Exhibit 99.1   Subscription Agreement

SUBSCRIPTION AGREEMENT

Asgaard Media
C/O Standard Transfer & Trust Company, Inc.
2980 South Rainbow Boulevard, Suite 220H
Las Vegas, Nevada  89164

Attention:  Mr. Whitney D. Lund

Re:  Prospectus, dated ______________ 2009

Dear Mr. Lund:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2009 of Asgaard Media., a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by Asgaard Media.

The Investor hereby subscribes for ____________ shares of Asgaard Media's common stock ("Common Stock") at $2.50 per share, for an aggregate purchase price of $____________.  Enclosed is the Investor's check which shall be made payable to "Standard Transfer & Trust Company, Inc.- Escrow Account," with Asgaard Media written on the reference line of the check.  The check is to be sent care of Standard Transfer & Trust Company, Inc. at the above listed address for the Company.

The Investor hereby acknowledges that Standard Transfer & Trust Companyr is acting solely as escrow holder in connection with the offering of Common Stock and neither Standard Transfer & Trust Company, Inc. nor any of its employees makes any recommendation with respect to this offering or any person or entity involved in the offering.

Accepted and Agreed

Signature of Investor
Print Full Name
Street Address
City, State, Zip
Email Address
Area Code and Telephone Number
Social Security Number/Tax I.D. Number

Accepted and Agreed:
Asgaard Media

By:
Wm. Alan Pezzuto
President